Exhibit 99.1
Tesoro Logistics LP Reports Third Quarter 2015 Results

•	Net earnings of $77 million, or $0.62 per diluted common limited partner unit

•	Adjusted EBITDA up 98% to $158 million

•	Distributable cash flow up 119% to $116 million

•	Raised quarterly distribution 17% from prior year to $0.7500 per limited partner unit

•	Reaffirms Rockies natural gas business expected 2015 EBITDA contribution of $275 million

•	Announced a new, fully committed gathering project in the Bakken

•	S&P places both Tesoro and Tesoro Logistics on positive outlook

SAN ANTONIO - October 28, 2015 - Tesoro Logistics LP (NYSE:TLLP) today reported third quarter net earnings of $77 million, or $0.62 per diluted common limited partner unit compared to net earnings of $33 million, or $0.33 per diluted common limited partner unit in the third quarter 2014. Adjusted EBITDA for the third quarter was $158 million, up $78 million or 98% from the third quarter 2014, which includes approximately $8 million of charges related to additional compensation expenses and a market adjustment to the value of natural gas volume gains.

	Three Months Ended September 30,		Nine Months Ended September 30,
	2015	2014	2015	2014
($ in millions)		(Includes Predecessor)		(Includes Predecessor)
Operating Income
Gathering	$42	$15	$121	$38
Processing	29	—	77	—
Terminalling and Transportation	57	52	174	145
Total Segment Operating Income	$128	$67	$372	$183
Net Earnings	$77	$33	$223	$106

Adjusted EBITDA (a)
Gathering	$60	$17	$179	$43
Processing	40	—	121	—
Terminalling and Transportation	74	68	223	194
Total Segment Adjusted EBITDA (a)	$174	$85	$523	$237

EBITDA (a)	$158	$79	$467	$223
Adjusted EBITDA (a)	$158	$80	$481	$224
Distributable Cash Flow (a)	$116	$53	$318	$169
Pro Forma Distributable Cash Flow (a) (b)	$116	$53	$354	$169

Total distributions to be paid	$86	$66	$237	$147
Pro Forma Distribution Coverage Ratio (b) (c)	1.34x	0.80x	1.49x	1.15x

___________________

(a)
For more information on EBITDA, Adjusted EBITDA, Distributable Cash Flow and Pro Forma Distributable Cash Flow, see “Reconciliation of Amounts Reported under U.S. GAAP” and “Segment Reconciliation of Amounts Reported under U.S. GAAP”.

(b)
Reflects the adjustment to include the noncontrolling interest in QEP Midstream Partners, LP (“QEPM”) as controlling interest based on the pro forma assumption that the merger of QEPM with TLLP occurred on January 1, 2015.

(c)
The Distribution Coverage Ratio is calculated as Distributable Cash Flow divided by total distributions to be paid for the respective periods. For both the three and nine months ended September 30, 2015, the Distribution Coverage Ratio was 1.34x. The Pro Forma Distribution Coverage Ratio is calculated as Pro Forma Distributable Cash Flow divided by total distributions to be paid for the respective periods.

“TLLP had another strong quarter across all of its segments despite a challenging commodity price environment and remains on track to deliver $650 million to $670 million of EBITDA in 2015,” said Greg Goff, Chairman and Chief Executive Officer of TLLP’s general partner. “We are also excited to announce a new project, the Charging Eagle Gathering System in the Bakken, that we expect will be completed in 2016. Additionally, we expect our Connolly Gathering System in North Dakota to be completed this quarter, ahead of schedule and under budget.”

Distributable cash flow for the third quarter was $116 million, up $63 million or 119% from the third quarter 2014. On October 22, 2015, the Company announced its quarterly cash distribution of $0.7500 per limited partner unit or $3.00 on an annualized basis. The declared distribution represents a 17% increase over the third quarter 2014 distribution of $0.6425 per limited partner unit paid in November 2014. This also represents the 18th consecutive quarterly increase of approximately 4% or more. The distribution coverage ratio was 1.34 times for the quarter and pro forma distribution coverage ratio for the first nine months of the year was 1.49 times. Although TLLP completed the merger of QEPM in July, pro forma distribution coverage ratio reflects the adjustment to include the noncontrolling interest in QEPM as controlling interest based on the pro forma assumption that the merger of QEPM with TLLP occurred on January 1, 2015.

Third Quarter 2015 Financial and Operational Segment Results
Gathering
The Gathering segment generated $87 million of revenue in the third quarter driven by a 6% sequential increase in crude oil gathering volumes and a 4% sequential increase in natural gas gathering volumes. Revenue was up $55 million from $32 million in the third quarter 2014. Adjusted EBITDA for the Gathering segment totaled $60 million in the third quarter, up $43 million from the third quarter 2014, primarily driven by contributions from the Rockies natural gas business and organic growth projects on the Tesoro High Plains Pipeline.

Processing
The Processing segment generated $71 million of revenue in the third quarter. Adjusted EBITDA for the Processing segment totaled $40 million in the third quarter.

Terminalling and Transportation
The Terminalling and Transportation segment generated $124 million of revenue in the third quarter driven by a 6% sequential increase in Terminalling volumes and a 5% sequential increase in Transportation volumes. Revenue was up $6 million from $118 million in the third quarter 2014. The year-over-year increase in revenue can be attributed to increased third-party volumes and contributions from the West Coast Logistics Asset drop down. Adjusted EBITDA for the Terminalling and Transportation segment totaled $74 million in the third quarter, up $6 million from the third quarter 2014.

Capital Expenditures
Capital expenditures for the third quarter totaled $92 million. This includes $81 million of growth capital, of which approximately $7 million was reimbursed, and $11 million of maintenance capital, of which approximately $1 million was reimbursed.

Strategic Update
TLLP announced today its plans to build a new crude oil and produced water gathering pipeline and treating project, the Charging Eagle Gathering System, in the Bakken region in North Dakota. The system will gather crude oil and produced water from various points in southeastern Dunn County and will deliver the crude oil to the Tesoro High Plains Pipeline and the water to a third-party salt water disposal well. This project is backed by a 10 year, fee-based contract with annual minimum volume commitments and is expected to generate competitive returns in-line with previous projects. TLLP estimates total capital requirements of $40 million to $50 million and expects construction to be completed in 2016.

During the first three quarters of 2015, the Rockies natural gas business contributed $213 million of adjusted EBITDA including $72 million in the third quarter. The business delivered approximately $20 million of synergies in the first three quarters, and TLLP maintains its expectation of $25 million of synergies for the full year. The Company continues to anticipate its Rockies natural gas business will contribute approximately $275 million EBITDA in 2015.

TLLP now expects growth capital expenditures of approximately $290 million, net of reimbursements in 2015, as a result of cost reductions, scope changes and deferred expenditure timing of several growth projects. The Company expects 2016 growth capital expenditures to increase as a result. The Company continues to estimate full year 2015 maintenance capital of $40 million, net of reimbursements. On September 30th, S&P reaffirmed the credit ratings on both Tesoro and Tesoro Logistics while placing both entities on positive outlook.

TLLP expects to acquire crude oil and refined product storage and pipeline assets in Los Angeles in the fourth quarter of 2015 from Tesoro, which could add $50 million to $75 million of annual EBITDA. TLLP expects to fund this transaction through an equal combination of units issued to Tesoro and debt.

Analyst and Investor Presentation
Tesoro will be hosting its Analyst and Investor Presentation at Le Parker Meridian Hotel in New York City on December 9, 2015 at 9:00 a.m. ET and would like to invite TLLP unitholders and analysts to also attend. Because space is limited, reservations will be required to attend and accepted on a first-come, first-serve basis. Interested parties should contact the Investor Relations department via email at investorday@tsocorp.com. Interested parties may also access the presentation over the Internet by logging on to http://www.tesorologistics.com.

Public Invited to Listen to Analyst Conference Call
At 11:00 a.m. CT on October 29, 2015, TLLP will live broadcast its conference call with analysts regarding third quarter 2015 and other business matters. Interested parties may listen to the live conference call over the Internet by logging on to http://www.tesorologistics.com.

About Tesoro Logistics LP
Tesoro Logistics LP is a leading full-service logistics company operating primarily in the western and mid-continent regions of the United States. TLLP owns and operates a network of over 3,500 miles of crude oil, refined products and natural gas pipelines. TLLP also owns and operates 28 crude oil and refined products truck and marine terminals and has over 9 million barrels of storage capacity. In addition, TLLP owns and operates four natural gas processing complexes and one fractionation facility. TLLP is a fee-based, growth oriented Delaware limited partnership formed by Tesoro Corporation and is headquartered in San Antonio, Texas.

This earnings release contains certain statements that are “forward-looking” statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934 concerning expectations regarding EBITDA contributions and capture of synergies from the Rockies natural gas business; EBITDA expectations for 2015; expectations regarding the Charging Eagle Gathering System and Connolly Gathering System projects, including expected project returns, capital requirements and timing; expectations regarding capital spending, net of reimbursements; the anticipated offer of assets from Tesoro and the benefits (including EBITDA expectations), timing and financing sources for any such acquisition; and expectations regarding throughput for the fourth quarter of 2015. For more information concerning factors that could affect these statements see our annual report on Form 10-K and current reports on Form 8-K filed with the Securities and Exchange Commission. We undertake no obligation to publicly release the result of any revisions to any such forward-looking statements that may be made to reflect events or circumstances that occur, or which we become aware of, after the date hereof.

Contact:
Investors:
Evan Barbosa, Investor Relations Manager, (210) 626-7202

Media:
Tesoro Media Relations, media@tsocorp.com, (210) 626-7702

TESORO LOGISTICS LP
FOURTH QUARTER 2015 GUIDANCE
(Unaudited)

Throughput
Gathering
Crude oil gathering pipeline (Mbpd)	200 - 220
Crude oil gathering trucking (Mbpd)	25 - 35
Natural gas gathering (thousands of MMBtu/d)	1,050 - 1,150

Processing
NGL processing (bpd)	7,000 - 8,000
Fee-based processing (thousands of MMBtu/d)	750 - 775

Terminalling and Transportation
Terminalling (Mbpd)	950 - 975
Pipeline transportation (Mbpd)	825 - 850

Factors Affecting Comparability

During 2014, we entered into transactions with Tesoro and Tesoro Logistics GP, LLC, our general partner, pursuant to which TLLP acquired from Tesoro three truck terminals, ten storage tanks, two rail loading and unloading facilities and a refined products pipeline (the “West Coast Logistics Assets”) effective July 1, 2014 for the terminals, storage tanks and rail facilities and effective September 30, 2014 for the refined products pipeline.

These transactions are collectively referred to as the “West Coast Logistics Assets Acquisition” and were transfers between entities under common control. Accordingly, the 2014 financial information of TLLP contained herein has been retrospectively adjusted to include the historical results of the assets acquired in the West Coast Logistics Assets Acquisition for the periods presented. We refer to the historical results of the West Coast Logistics Assets prior to its acquisition date as our “Predecessor.” Our financial results may not be comparable as our Predecessor recorded revenues, general and administrative expenses and financed operations differently than the Partnership. We entered into the Third Amended and Restated Omnibus Agreement (the “Amended Omnibus Agreement”) in connection with the West Coast Logistics Assets Acquisition.

On December 2, 2014, we acquired QEP Field Services, LLC, which included an approximate 56% limited partner interest in QEPM and 100% of the limited liability company interests of QEPM’s general partner, QEP Midstream Partners GP, LLC from QEP Resources, Inc. (collectively the “Rockies Natural Gas Business Acquisition”). On July 22, 2015, we acquired all remaining limited partner interest in QEPM through the issuance of common units representing limited partnership interests in TLLP. See “Factors Affecting the Comparability of Our Financial Results” in our Annual Report on Form 10-K for the year ended December 31, 2014 for more information on the impact of the Rockies Natural Gas Business Acquisition and the acquisition of the West Coast Logistics Assets from Tesoro. As a result of the Rockies Natural Gas Business Acquisition, we introduced a new reporting segment (Processing) and acquired natural gas gathering operations, which we have presented within our Gathering segment.

Non-GAAP Measures

Our management uses a variety of financial and operating measures to analyze operating segment performance. Our management also uses additional measures that are known as “non-GAAP” financial measures in its evaluation of past performance and prospects for the future to supplement our financial information presented in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP”). These measures are significant factors in assessing our operating results and profitability and include earnings before interest, income taxes, loss attributable to Predecessors, and depreciation and amortization expense (“EBITDA”), Adjusted EBITDA and Distributable Cash Flow. In 2015, we updated our presentation of EBITDA, Adjusted EBITDA and Distributable Cash Flow to include noncontrolling interest in these calculations. Management uses EBITDA and Adjusted EBITDA to manage our operations and business as a whole without regard to amounts attributable to noncontrolling interests. As a result of the change in EBITDA and Adjusted EBITDA, our definition of Distributable Cash Flow was revised to adjust for noncontrolling interest amounts since they continue to impact cash available for distribution to our unitholders.

We define adjusted EBITDA as EBITDA plus or minus amounts determined to be “special items” by our management based on their unusual nature and relative significance to earnings in a certain period. We define Distributable Cash Flow as adjusted EBITDA plus or minus amounts determined to be “special items” by our management based on their relative significance to cash flow in a certain period. We define Pro Forma Distributable Cash Flow as Distributable Cash Flow plus or minus adjustments for the acquisition of noncontrolling interest in connection with the Merger. We provide complete reconciliation and discussion of items identified as special items with our presentation of adjusted EBITDA and Distributable Cash Flow. Prior periods have been adjusted to conform to current presentation. EBITDA, adjusted EBITDA, Distributable Cash Flow and Pro Forma Distributable Cash Flow are not measures prescribed by U.S. GAAP but are supplemental financial measures that are used by management and may be used by external users of our financial statements, such as industry analysts, investors, lenders and rating agencies, to assess:

•	our operating performance as compared to other publicly traded partnerships in the midstream energy industry, without regard to historical cost basis or financing methods;

•	the ability of our assets to generate sufficient cash flow to make distributions to our unitholders;

•	our ability to incur and service debt and fund capital expenditures; and

•	the viability of acquisitions and other capital expenditure projects and the returns on investment of various investment opportunities.

The U.S. GAAP measures most directly comparable to EBITDA and adjusted EBITDA are net earnings and net cash from operating activities. EBITDA and adjusted EBITDA should not be considered as an alternative to U.S. GAAP net earnings or net cash from operating activities. EBITDA and adjusted EBITDA have important limitations as analytical tools, because they exclude some, but not all, items that affect net earnings and net cash from operating activities. We have updated our Distributable Cash Flow to adjust for the impact of our noncontrolling interest acquired in the Rockies Natural Gas Business. The U.S. GAAP measure most directly comparable to Distributable Cash Flow and Pro Forma Distributable Cash Flow is net earnings.

Investors and analysts use these financial measures to help analyze and compare companies in the industry on the basis of operating performance. These non-GAAP financial measures should not be considered in isolation or as a substitute for analysis of revenues, operating expenses, segment operating income, or any other measure of financial performance presented in accordance with U.S. GAAP. Our definitions of these non-GAAP financial measures may not be comparable to similarly titled measures of other companies, because they may be defined differently by other companies in our industry, thereby diminishing their utility.

TESORO LOGISTICS LP
RESULTS OF OPERATIONS
(Unaudited) (In millions, except per unit amounts)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2015	2014	2015	2014
Revenues
Gathering	$87	$32	$253	$84
Processing	71	—	205	—
Terminalling and Transportation	124	118	362	326
Total Revenues	282	150	820	410
Costs and Expenses
Operating and maintenance expenses, net (a)	98	55	278	155
General and administrative expenses	28	16	81	39
Depreciation and amortization expenses	44	18	132	51
Net gain on asset disposals and impairments	—	—	—	(4)
Total Costs and Expenses	170	89	491	241
Operating Income	112	61	329	169
Interest and financing costs, net (b)	(37)	(28)	(112)	(63)
Equity in earnings of unconsolidated affiliates	2	—	6	—
Net Earnings	$77	$33	$223	$106

Loss attributable to Predecessors	—	—	—	4
Net earnings attributable to noncontrolling interest	(3)	—	(19)	—
Net Earnings Attributable to Partners	74	33	204	110
General partner’s interest in net earnings, including incentive distribution rights	(20)	(14)	(51)	(29)
Limited Partners’ Interest in Net Earnings	$54	$19	$153	$81

Net Earnings per Limited Partner Unit:
Common - basic	$0.62	$0.33	$1.85	$1.50
Common - diluted	$0.62	$0.33	$1.85	$1.50
Subordinated - basic and diluted	$—	$—	$—	$1.28

Weighted Average Limited Partner Units Outstanding:
Common units - basic	86.6	55.9	82.5	47.4
Common units - diluted	86.7	56.0	82.6	47.5
Subordinated units - basic and diluted	—	—	—	7.5

Cash Distributions per Unit Paid During Period (c)	$0.7225	$0.6150	$2.0850	$1.7700
___________________

(a)
Operating and maintenance expenses includes imbalance settlement gains of $9 million for the three months ended September 30, 2014, and imbalance settlement gains of $4 million and $14 million for the nine months ended September 30, 2015 and 2014, respectively. There were no gains or losses for the three months ended September 30, 2015. Also includes reimbursements from Tesoro pursuant predominantly to the Amended Omnibus Agreement and the Carson Assets Indemnity Agreement of $10 million and $8 million for the three months ended September 30, 2015 and 2014, respectively, and $25 million and $18 million for the nine months ended September 30, 2015 and 2014, respectively.

(b)
The increase in net interest and financing costs during the three and nine months ended September 30, 2015 compared to the three and nine months ended September 30, 2014 is primarily related to the increase in outstanding debt as a result of the issuance of the senior notes used to fund the Rockies Natural Gas Business Acquisition.

(c)	On October 22, 2015, we declared a quarterly cash distribution of $0.7500 per limited partner unit for the third quarter of 2015.

TESORO LOGISTICS LP
RECONCILIATION OF AMOUNTS REPORTED UNDER U.S. GAAP
(Unaudited) (In millions)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2015	2014	2015	2014
Reconciliation of EBITDA, Adjusted EBITDA and Distributable Cash Flow to Net Earnings attributable to partners:
Net earnings	$77	$33	$223	$106
Loss attributable to Predecessor	—	—	—	4
Depreciation and amortization expenses, net of Predecessor expense	44	18	132	50
Interest and financing costs, net of capitalized interest	37	28	112	63
EBITDA	158	79	467	223
Gain on sale of Boise Terminal (d)	—	—	—	(5)
Acquisition costs included in general and administrative expenses (e)	—	1	1	1
Billing of deficiency payments (f)	—	—	13	—
Inspection and maintenance expenses associated with the Northwest Products System (g)	—	—	—	5
Adjusted EBITDA	158	80	481	224
Interest and financing costs, net	(37)	(21)	(112)	(56)
Maintenance capital expenditures, net (h)	(11)	(13)	(35)	(20)
Other adjustments for noncontrolling interest (i)	—	—	(20)	—
Net earnings attributable to noncontrolling interest (j)	(1)	—	(17)	—
Reimbursement for maintenance capital expenditures (h)	1	3	4	4
Other non-cash operating activities	6	4	17	7
Proceeds from sale of assets (d)	—	—	—	10
Distributable Cash Flow	116	53	318	169
Pro forma adjustment for acquisition of noncontrolling interest (k)	—	—	36	—
Pro Forma Distributable Cash Flow	$116	$53	$354	$169

Reconciliation of EBITDA to Net Cash from Operating Activities:
Net cash from operating activities	$142	$68	$364	$154
Interest and financing costs, net	37	28	112	63
Changes in assets and liabilities	(18)	(13)	3	5
Other non-cash operating activities	(3)	(4)	(12)	(6)
Predecessor impact	—	—	—	3
Net gain on asset disposals and impairments	—	—	—	4
EBITDA	$158	$79	$467	$223

___________________

(d)	Represents a gain of $5 million for the nine months ended September 30, 2014 resulting from TLLP’s sale of its Boise terminal.

(e)	Reflects acquisition costs included in general and administrative expenses primarily related to the merger of QEPM into TLLP.

(f)
Several of our contracts contain minimum volume commitments that allow us to charge the customer a deficiency payment if the customer’s actual throughput volumes are less than its minimum volume commitments for the applicable period. During the nine months ended September 30, 2015, we invoiced customers for deficiency payments. We did not recognize $13 million of revenue related to the billing period as it represented opening balance sheet assets for the Rockies Natural Gas Business Acquisition; however, TLLP is entitled to the cash receipt from such billing. The timing and amount of deficiency billings vary based on actual shortfall and terms under the applicable agreements.

(g)
Includes costs for detailed inspection and maintenance program on the Northwest Products System, which improved the integrity of the Northwest Products Pipeline. The purchase price of the Northwest Products System was reduced to compensate the Partnership for assuming responsibilities to perform this work.

(h)
Maintenance capital expenditures include expenditures required to ensure the safety, reliability, integrity and regulatory compliance of our assets. Maintenance capital expenditures included in the Distributable Cash Flow calculation are presented net of Predecessor amounts.

(i)
Adjustments represent cash distributions in excess of (or less than) our controlling interest in income and depreciation as well as other adjustments for depreciation and maintenance capital expenditures applicable to the noncontrolling interest acquired in the Rockies Natural Gas Business Acquisition.

(j)	Reflects the adjustment to include the noncontrolling interest in QEPM as controlling interest based on the pro forma assumption that the merger of QEPM into TLLP occurred on January 1, 2015.

(k)
Excludes $2 million of undistributed QEPM earnings prior to the Merger for the three and nine months ended September 30, 2015 that unitholders of QEPM were entitled to receive, but TLLP unitholders will now be entitled to receive as a result of the Merger.

TESORO LOGISTICS LP
SELECTED OPERATING SEGMENT DATA
(Unaudited)
(In millions, except volumes, revenue per barrel and revenue per MMBtu)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2015	2014	2015	2014
Gathering Segment
Revenues
Crude oil gathering pipeline revenues	$31	$17	$88	$42
Crude oil gathering trucking revenues	10	15	37	42
Gas gathering revenues	46	—	128	—
Total Revenues	87	32	253	84
Costs and Expenses:
Operating and maintenance expenses	27	13	74	38
General and administrative expenses	2	2	8	3
Depreciation and amortization expenses	16	2	50	5
Total Costs and Expenses	45	17	132	46
Gathering Segment Operating Income	$42	$15	$121	$38
Volumes
Crude oil gathering pipeline throughput (bpd)	198,929	135,510	181,962	114,359
Average crude oil gathering pipeline revenue per barrel (l)	$1.71	$1.38	$1.77	$1.35
Crude oil gathering trucking volume (bpd)	34,495	50,746	41,918	47,466
Average crude oil gathering trucking revenue per barrel (l)	$3.14	$3.30	$3.24	$3.24
Gas gathering throughput (thousands of MMBtu/d) (m)	1,115	—	1,069	—
Average gas gathering revenue per MMBtu (l) (m)	$0.45	$—	$0.44	$—
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(l)
Management uses average revenue per barrel and average revenue per MMBtu to evaluate performance and compare profitability to other companies in the industry. There are a variety of ways to calculate these measures; other companies may calculate these in different ways. We calculate average revenue per barrel as revenue divided by total throughput (barrels). We calculate average revenue per MMBtu as revenue divided by total throughput (MMBtu). We calculate average keep-whole fee per barrel as revenue divided by total throughput (barrels). Investors and analysts use these financial measures to help analyze and compare companies in the industry on the basis of operating performance. These financial measures should not be considered as an alternative to segment operating income, revenues and operating expenses or any other measure of financial performance presented in accordance with U.S. GAAP.

(m)	Processing and gas gathering operations were acquired in the Rockies Natural Gas Business Acquisition on December 2, 2014.

	Three Months Ended September 30,		Nine Months Ended September 30,
	2015	2014	2015	2014
Processing Segment (m)
Revenues
NGL processing revenues	$26	$—	$71	$—
Fee-based processing revenues	28	—	81	—
Other processing revenues	17	—	53	—
Total Revenues	71	—	205	—
Costs and Expenses:
Operating and maintenance expenses	31	—	91	—
General and administrative expenses	—	—	4	—
Depreciation and amortization expenses	11	—	33	—
Total Costs and Expenses	42	—	128	—
Processing Segment Operating Income	$29	$—	$77	$—
Volumes
NGL processing throughput (bpd)	7,813	—	7,517	—
Average keep-whole fee per barrel of NGL (l)	$35.75	$—	$34.26	$—
Fee-based processing throughput (thousands of MMBtu/d)	767	—	742	—
Average fee-based processing revenue per MMBtu (l)	$0.39	$—	$0.40	$—

Terminalling and Transportation Segment
Revenues
Terminalling revenues	$93	$89	$275	$244
Pipeline transportation revenues	31	29	87	82
Total Revenues	124	118	362	326
Costs and Expenses:
Operating and maintenance expenses	40	42	113	117
General and administrative expenses	10	8	26	22
Depreciation and amortization expenses	17	16	49	46
Net gain on asset disposals and impairments	—	—	—	(4)
Total Costs and Expenses	67	66	188	181
Terminalling and Transportation Segment Operating Income	$57	$52	$174	$145
Volumes
Terminalling throughput (bpd) (n)	964,314	942,930	931,752	919,356
Average terminalling revenue per barrel (l) (n)	$1.05	$1.03	$1.08	$0.97
Pipeline transportation throughput (bpd) (n)	838,212	843,293	819,239	824,468
Average pipeline transportation revenue per barrel (l) (n)	$0.40	$0.36	$0.39	$0.36
___________________

(n)	The Terminalling and Transportation segment includes Predecessor results of operations and volumes related to the West Coast Logistics Assets from January 1, 2014 through September 30, 2014.

TESORO LOGISTICS LP
SEGMENT RECONCILIATION OF AMOUNTS REPORTED UNDER U.S. GAAP
(Unaudited) (In millions)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2015	2014	2015	2014
Reconciliation of Gathering Segment Operating Income to Adjusted EBITDA:
Gathering segment operating income	$42	$15	$121	$38
Depreciation and amortization expenses	16	2	50	5
Equity in earnings of unconsolidated affiliates	2	—	6	—
Gathering Segment EBITDA	60	17	177	43
Billing of deficiency payment (f)	—	—	2	—
Gathering Segment Adjusted EBITDA	$60	$17	$179	$43

	Three Months Ended September 30,		Nine Months Ended September 30,
	2015	2014	2015	2014
Reconciliation of Processing Segment Operating Income to Adjusted EBITDA:
Processing segment operating income	$29	$—	$77	$—
Depreciation and amortization expenses	11	—	33	—
Processing Segment EBITDA	40	—	110	—
Billing of deficiency payment (f)	—	—	11	—
Processing Segment Adjusted EBITDA	$40	$—	$121	$—

	Three Months Ended September 30,		Nine Months Ended September 30,
	2015	2014	2015	2014
Reconciliation of Terminalling and Transportation Segment Operating Income to Adjusted EBITDA:
Terminalling and Transportation segment operating income	$57	$52	$174	$145
Loss attributable to Predecessor	—	—	—	4
Depreciation and amortization expenses, net of Predecessor expense	17	16	49	45
Terminalling and Transportation Segment EBITDA	74	68	223	194
Gain on sale of Boise Terminal (d)	—	—	—	(5)
Inspection and maintenance expenses associated with the Northwest Products System (g)	—	—	—	5
Terminalling and Transportation Segment Adjusted EBITDA	$74	$68	$223	$194

TESORO LOGISTICS LP
SELECTED FINANCIAL DATA
(Unaudited) (In millions)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2015	2014	2015	2014
Capital Expenditures (o)
Growth	$81	$50	$200	$117
Maintenance (h)	11	13	35	20
Total Capital Expenditures	$92	$63	$235	$137

	Three Months Ended September 30,		Nine Months Ended September 30,
	2015	2014	2015	2014
Capital Expenditures, net of reimbursements (o)
Growth	$74	$46	$184	$106
Maintenance (h)	10	11	31	17
Total Capital Expenditures	$84	$57	$215	$123
___________________

(o)
Total capital expenditures for the three and nine months ended September 30, 2014 includes spending related to the Predecessor prior to each respective acquisition date. These expenditures were primarily for maintenance capital projects and were less than $1 million for both the three and nine months ended September 30, 2014.

	Three Months Ended September 30,		Nine Months Ended September 30,
	2015	2014	2015	2014
General and Administrative Expenses
Gathering	$2	$2	$8	$3
Processing	—	—	4	—
Terminalling and Transportation	10	8	26	22
Unallocated	16	6	43	14
Total General and Administrative Expenses	$28	$16	$81	$39

	Three Months Ended September 30,		Nine Months Ended September 30,
	2015	2014	2015	2014
Distributions to the partners of TLLP
Limited partner’s distributions on common units	$66	$52	$186	$118
General partner’s distributions	1	1	4	3
General partner’s incentive distribution rights	19	13	47	26
Total Distributions to be Paid	$86	$66	$237	$147

Distribution Coverage Ratio (p)	1.34x	0.80x	1.34x	1.15x
Pro Forma Distribution Coverage Ratio (p)	1.34x	0.80x	1.49x	1.15x
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(p)
The Distribution Coverage Ratio is calculated as Distributable Cash Flow divided by total distributions to be paid for the respective periods. The Pro Forma Distribution Coverage Ratio is calculated as Pro Forma Distributable Cash Flow divided by total distributions to be paid for the respective periods.

TESORO LOGISTICS LP
BALANCE SHEET DATA
(Unaudited) (In millions)

	September 30, 2015	December 31, 2014
Cash and cash equivalents	$11	$19
Debt, net of unamortized issuance costs (q)	2,569	2,544
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(q)
Total debt, net of unamortized issuance costs, includes $280 million and $260 million of borrowings outstanding under our revolving credit facility as of September 30, 2015 and December 31, 2014, respectively. We have retrospectively adjusted the December 31, 2014 balance to be reflected net of unamortized issuance costs to conform to current year presentation.

TESORO LOGISTICS LP
RECONCILIATION OF EBITDA TO AMOUNTS UNDER U.S. GAAP
(Unaudited) (In millions)

	Rockies Natural Gas Business EBITDA attributable to TLLP
	Three Months Ended September 30, 2015	Nine Months Ended September 30, 2015
Reconciliation of Operating Income to EBITDA and Adjusted EBITDA:
Operating income	$47	$128
Add: Depreciation and amortization expenses	25	72
EBITDA	72	200
Add: Billing of deficiency payments	—	13
Adjusted EBITDA	$72	$213

Rockies Natural Gas Business 2015 Annual Expected EBITDA attributable to TLLP
Reconciliation of Forecasted Net Earnings to Forecasted Annual EBITDA:
Forecasted net earnings	$93
Add: Depreciation and amortization expenses	96
Add: Interest and financing costs, net	86
Forecasted Annual EBITDA	$275

TLLP Annual Expected EBITDA Contribution from Drop Down
Reconciliation of Forecasted Net Earnings to Annual Expected EBITDA:
Forecasted net earnings	$ 41 - 66
Add: Depreciation and amortization expenses	2
Add: Interest and financing costs, net	7
Annual Expected EBITDA	$ 50 - 75

Tesoro Logistics LP Annual Expected EBITDA
Reconciliation of Forecasted Net Earnings to Forecasted 2015 Annual EBITDA:
Forecasted net earnings	$ 295 - 315
Add: Depreciation and amortization expenses	205
Add: Interest and financing costs, net	150
Forecasted 2015 Annual EBITDA	$ 650 - 670